Press release

Inova Technology Partners With IBM

Santa Monica, CA, May 10, 2007 – Inova Technology, (formerly Edgetech Services Inc. (stock symbol OTCBB: EDGH) is partnering with IBM through its recently acquired RFID subsidiary RightTag.

RightTag manufactures RFID (Radio Frequency Identification) equipment and provides RFID consulting. RightTag's RFID product line includes proprietary  handheld and desktop RFID scanners, RFID  printers, and tags.

RightTag has become a member of IBM’s PartnerWorld and has commenced development of products that will make its RFID products compatible with various RFID solutions provided by IBM. IBM has already purchased several RFID readers from RightTag. After the development process is complete RightTag products will appear on a catalog of IBM validated devices.

Retail RFID sales will top $4 billion by 2011, according to a report from Frost & Sullivan. The RFID industry should grow to $26.9 billion by 2015 from $1.95 billion in 2005, according to a report by Research and Markets.

RFID uses include passports and other ID cards, military, pharmaceutical, hospital patient and vehicle theft tracking, vehicle immobilization, personnel access control and library cataloging.

RightTag has more than 200 customers on six continents. Their customers include: Vodafone, Siemens, US Naval Research Laboratory, Lockheed Martin, Intel, BT, Ohio University, and The US Department of Defense.

Inova CEO, Mr Adam Radly said “IBM provides several RFID solutions and it’s important for us to provide compatible RFID products in order to be able to partner with IBM when IBM provides RFID solutions to its customers.”

Inova’s existing IT consulting business also provides consulting services to IBM.

About Inova Technology / Edgetech Services, Inc.

Inova Technology, Inc. (formerly Edgetech Services, Inc.) has two business units, one providing IT consulting services and data storage solutions to government and corporate customers and another that develops and sells RFID solutions. The RFID unit is developing proprietary RFID products as well as seeking appropriate acquisition opportunities. Edgetech recently changed its name Inova Technology and is waiting for the OTCBB to update its listing information.

About RightTag, Inc.

RightTag manufactures RFID equipment and provides RFID consulting. RightTag's current RFID product line includes handheld scanners, desktop scanners, printers, tags and related products. RightTag has more than 200 customers in several countries. RightTag has filed for several RFID patents. URL: www.righttag.com.

Press contact: Adam Radly, ir@inovatechnology.com, Phone 310-857-6666